Exhibit 10.1

SUPPLEMENTAL RETIREMENT INCOME ACCOUNT PLAN FOR
EMPLOYEES OF COMERICA INCORPORATED

(2017 AMENDMENT AND RESTATEMENT OF THE BENEFIT EQUALIZATION PLAN FOR EMPLOYEES OF COMERICA INCORPORATED)
PREAMBLE

Comerica Incorporated maintains the Comerica Incorporated Retirement Income Account Plan (an amendment and restatement of the Comerica Incorporated Retirement Plan) and Manufacturers National Corporation formerly maintained the Manufacturers National Corporation Pension Plan. In June of 1992, Manufacturers National Corporation merged into Comerica Incorporated. Effective as of December 31, 1993, the Manufacturers National Corporation Pension Plan was merged into the Comerica Incorporated Retirement Plan.

Effective as of October 28, 1980, Comerica Incorporated established the “Comerica Incorporated Nonqualified Retirement Income Guarantee Plan,” the purpose of which is to restore benefits not available to participants of the Comerica Incorporated Retirement Plan due to tax law limitations. Manufacturers National Corporation established the “Benefit Equalization Plan for Employees of Manufacturers National Corporation” effective as of January 1, 1983 in order to restore benefits not available to participants of the Manufacturers National Corporation Pension Plan due to tax law limitations.

Due to the merger of the Manufacturers National Corporation Pension Plan into the Comerica Incorporated Retirement Plan the raison d’être for the Benefit Equalization Plan for Employees of Manufacturers National Corporation disappeared. As a consequence, the Board of Directors of Comerica Incorporated approved the merger of the Comerica Incorporated Nonqualified Retirement Income Guarantee Plan into the Benefit Equalization Plan for Employees of Manufacturers National Corporation, the renaming of the latter plan as the Benefit Equalization Plan for Employees of Comerica Incorporated and the amendment and restatement of such plan as renamed to provide as set forth herein.

The Plan was amended and restated effective December 31, 2008, to the extent necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and to make such changes as necessary to reflect its administration, and was again amended and restated, effective January 1, 2009.

The Plan was further amended and restated, and renamed the Supplemental Retirement Income Account Plan for Employees of Comerica Incorporated, effective January 1, 2017.

SECTION 1
PURPOSE AND EFFECTIVE DATE
The sole purpose of this Plan is to assure that Participants who have a vested right to receive benefits under the Qualified Plan will receive the same value of benefits they would receive but for the limitations on contributions and benefits contained in ERISA and Sections 401(a)(17), 415 and 416 of the Code, and, also, but for the nonrecognition under the Qualified Plan of deferred incentive compensation under the Manufacturers Incentive Compensation Plans or any nonqualified deferred compensation plan of the Company. This Plan is maintained primarily for the purpose of providing benefits for a select group of management and highly compensated employees of an Employer to restore benefits that are not payable under the Qualified Plan due to limitations under the Code. This Plan is not intended to and shall not be construed so as to provide any Participant receiving benefits under the Qualified Plan, and where applicable, this Plan, with benefits which, in the aggregate, determined at the time that benefits commence hereunder, either have a greater or lesser value than the benefit that would result from the calculation made under the applicable provisions of the Qualified Plan without giving effect to the benefit limitation provisions of ERISA and the Code and Regulations promulgated thereunder, or the nonrecognition of compensation deferred under the Manufacturers Incentive Compensation Plans. The provisions of this restated Plan shall be effective as of January 1, 2017.
SECTION 2
DEFINITIONS
The following words and phrases, wherever capitalized, shall have the following meanings respectively:
A.    “Account Balance Benefit” means the Account Balance Benefit, as such term is defined in the Qualified Plan.
B.    “Affiliate” means any entity that is controlled by the Company, whether directly or indirectly.
C.    “Aggregated Plan” means all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with this Plan under Section 1.409A-1(c) of the Regulations.
D.    “Alternative Benefits” means an award granted by the Committee under the Comerica Incorporated 2006 Amended and Restated Long-Term Incentive Plan, as it may be amended and/or restated from time to time, or its successor plan, to a Participant where the Committee, in its sole discretion, expressly grants such award in lieu of an award earned but not paid for a particular performance period under the Comerica Incorporated 2016 Management Incentive Plan, as it may be amended and/or restated from time to time, or a successor or predecessor plan.
E.    “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.
F.    “Committee” means the Governance, Compensation and Nominating Committee of the Company.
G.    “Company” means Comerica Incorporated, a Delaware corporation.
H.    “Employer” means the Company and each Affiliate thereof.

I.    “ERISA” means the Employee Retirement Income Security Act of 1974 (Public Law 93-406), as from time to time amended.
J.    “Excess Account Balance Benefit” means the excess benefit paid under this Plan with respect to the Account Balance Benefit.
K.    “Excess FAP Benefit” means the excess benefit paid under this Plan with respect to the FAP Benefit.
L.    “FAP Benefit” means the Final Average Pay Benefit, as such term is defined in the Qualified Plan.
M.    “Manufacturers Incentive Compensation Plans” means the following plans: (i) the Manufacturers National Corporation Executive Incentive Plan; (ii) the Manufacturers National Corporation Trust Investment Incentive Plan; (iii) the Manufacturers National Corporation Institutional Trust Sales and Servicing Plans; (iv) the Manufacturers National Corporation Private Banking Sales and Servicing Plans; (v) the Manufacturers National Corporation incentive plans for Foreign Exchange Trading, Mergers and Acquisitions, and Commercial Mortgage Banking Services; and (vi) any similar incentive compensation plans formerly maintained by Manufacturers National Corporation for employees of its business units as determined by the Committee.
N.    “Legacy Participant” means a Participant who was employed by an Employer on January 1, 2017, who was actively accruing a benefit under the Qualified Plan on December 31, 2016, and who had attained the age of sixty (60) on that date.
O.    “Participant” means an individual who at the time in question is participating in the Plan pursuant to Section 3.
P.    “Plan” means the plan set forth herein which is to be known as the “Supplemental Retirement Income Account Plan for Employees of Comerica Incorporated.”
Q.    “Plan Administrator” means the Benefits Committee of the Company.
R.    “Qualified Plan” means the Comerica Incorporated Retirement Income Account Plan, as amended and restated from time to time.
S.    “Regulations” means the Treasury Regulations promulgated under the Code.
T.    “Separation from Service” means a reasonably anticipated permanent reduction in the level of bona fide services performed by the Participant for the Company to twenty percent (20%) or less of the average level of bona fide services performed by the Participant for the Company (whether as an employee or an independent contractor) in the immediately preceding thirty-six (36) months (or the full period of service to the Company if the Participant has been providing services to the Company for less than thirty-six (36) months). The determination of whether a Separation from Service has occurred shall be made by the Committee in accordance with the provisions of Code Section 409A and the Regulations.
U.    “Specified Employee” means a key employee, as defined in Code Section 416(i), without regard to paragraph (5) thereof, of an Employer, as contemplated in Code Section 409A and the Regulations promulgated thereunder.
V.    “Trust” means a Trust established pursuant to Section 5(I) hereof.

SECTION 3
ELIGIBILITY AND PARTICIPATION
Any participant of the Qualified Plan who is a member of a select group of management and highly compensated employees of the Employer and whose benefits thereunder are limited by the provisions of Sections 401(a)(17), 415 and/or 416 of the Code or by the nonrecognition under the Qualified Plan of compensation deferred under any of the Manufacturers Incentive Compensation Plans or any nonqualified deferred compensation plan of the Company shall automatically participate in and accrue benefits under this Plan.
SECTION 4
AMOUNT OF BENEFITS
The benefits payable under this Plan shall equal the sum of (a) and (b) below:
(a)    The Excess FAP Benefit, which is the excess, if any, of:
(i)    the FAP Benefit that would have been paid to such Participant for his or her life under the Qualified Plan (excluding the supplemental pension benefit described in Appendix E thereof) if the provisions of such plan were administered and benefits paid without regard to the special benefit limitations added to such plan to conform it to Sections 401(a)(17), 415 and 416 of the Code, and including in the benefit calculation (i) compensation of the Participant that was deferred under the Manufacturers Incentive Compensation Plans or any nonqualified deferred compensation plan of the Company and which is not otherwise recognized under the Qualified Plan and (ii) the value of the Participant’s Alternative Benefits on the date of grant, over
(ii)    the FAP Benefit that would be payable to such Participant for his or her life under the Qualified Plan (excluding the supplemental pension benefit described in Appendix E thereof, and without reduction for the qualified pre-retirement survivor annuity provided thereunder);
such excess then to be converted to its actuarial equivalent (as that term is defined in the Qualified Plan) to account for (i) the benefits commencement date of the benefit under this Plan, using the applicable early commencement pension reduction factors set forth in the Qualified Plan from “Normal Retirement Age” (as that term is defined in the Qualified Plan) through “Early Retirement Age” (as that term is defined in the Qualified Plan) and if the benefit commencement date under this Plan is earlier than Early Retirement Age, then such excess shall be further reduced by 5/12 percent for each month or fraction thereof from the commencement of the benefit under this Plan until the date on which such Participant would attain Early Retirement Age, and (ii) the payment method determined pursuant to the following paragraph and computed in each case on the assumption that the assets in the Qualified Plan are sufficient to pay all vested benefits; and
(b)    The excess Account Balance Benefit, which is the excess, if any, of:
(i)    the Account Balance Benefit that would have been paid to such Participant under the Qualified Plan if the provisions of such plan were administered and benefits paid without regard to the special benefit limitations added to such plan to conform it to Sections 401(a)(17), 415 and 416 of the Code, and including in the benefit calculation (i) compensation of the Participant that was deferred under the Manufacturers Incentive Compensation Plans or any nonqualified deferred compensation plan of the Company and which is not otherwise recognized under the Qualified Plan and (ii) the value of the Participant’s Alternative Benefits on the date of grant, over
(ii)    the Account Balance Benefit that would be payable to such Participant under the Qualified Plan.
Calculation of the amount of benefits under this Plan shall disregard the method of payment selected by the Participant under the Qualified Plan. The method of payment under this Plan: (i) for a Participant who, on the date that benefits commence hereunder, has an Excess FAP Benefit the actuarial present value of which exceeds the limit set forth in Section 402(g) of the Code, adjusted periodically by the Secretary of the Treasury for cost-of-living increases in accordance with Section 402(g)(4) of the Code (currently $18,000) and (ii) for a Participant who, on the date that benefits commence hereunder, has an Excess FAP Benefit the actuarial present value of which does not exceed the limit set forth in Section 402(g) of the Code, adjusted periodically by the Secretary of the Treasury for cost-of-living increases in accordance with Section 402(g)(4) of the Code (currently $18,000), but for whom the value of the Excess Account Balance Benefit on the date that benefits commence hereunder exceeds $250,000.00, shall be a 100% joint and survivor annuity with the Participant’s spouse as the joint annuitant; provided, however, that if the Participant has no spouse on the date that benefits commence hereunder, then the method of payment under this Plan for such Participant shall be an annuity for the life of the Participant. The form of benefit shall be calculated using the ages of the Participant and the joint annuitant (if any) at the date benefits commence under this Plan and in accordance with the applicable actuarial assumptions set forth in the Qualified Plan. The method of payment under this Plan for a Participant who, on the date that benefits commence hereunder, has an Excess FAP Benefit the actuarial present value of which does not exceed the limit set forth in Section 402(g) of the Code, adjusted periodically by the Secretary of the Treasury for cost-of-living increases in accordance with Section 402(g)(4) of the Code (currently $18,000) and for whom the value of the Excess Account Balance Benefit on the date that benefits commence hereunder does not exceed $250,000.00 shall be a lump sum payment.
Nothing herein shall restrict the right of the Company to amend the Qualified Plan and the computations under this section shall be made according to the terms of the Qualified Plan in effect at the time the benefits first become payable.
SECTION 5
PAYMENT OF BENEFITS
AND ESTABLISHMENT OF TRUST
A.    Payment of benefits under this Plan shall commence within sixty (60) days following the date of the Participant’s Separation from Service with the Company. Notwithstanding the preceding sentence, in the case of a Specified Employee, payment of benefits under this Plan will be delayed until the first business day following the date that is six (6) months after the date of such Specified Employee’s Separation from Service (or, if earlier, the date of death of the Specified Employee). In the event that a Participant shall accrue an additional benefit hereunder following the date of his Separation from Service with the Company, payment of such additional benefit shall commence during the taxable year following the year in which such Separation from Service occurs.
B.    If any portion of the benefits payable under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan or any Aggregated Plan to comply with the requirements of Code Section 409A and the Regulations, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the portion of the benefits payable under this Plan required to be included in income as a result of the failure of the Plan or any Aggregated

Plan to comply with the requirements of Code Section 409A and the Regulations, or (ii) the total benefits payable under this Plan to such Participant.
C.    If the Company is required to withhold amounts to pay the Participant’s portion of the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) with respect to benefits that are or will be paid to the Participant under this Plan before they otherwise would be paid, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of: (i) the total benefits payable under this Plan to such Participant or (ii) the aggregate of the FICA taxes imposed and the income tax withholding related to such amount.
D.    In the event the Company reasonably anticipates that the payment of benefits under this Plan would result in the loss of the Company’s Federal income tax deduction with respect to such payment due to the application of Code Section 162(m), the Committee may delay the payment of all such benefits under this Plan until (i) the first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment were made during such year, the deduction of such payment would not be barred by application of Code Section 162(m) or (ii) during the period beginning with the date of the Participant’s Separation from Service (or, for Specified Employees, the date which is six (6) months after the date of the Participant’s Separation from Service) and ending on the later of (A) the last day of the taxable year of the Company which includes such date or (B) the 15th day of the third month following the date of the Participant’s Separation from Service (or, for Specified Employees, the date which is six (6) months after the date of the Participant’s Separation from Service).
E.    In the event the Company reasonably anticipates that the payment of benefits under this Plan would violate Federal securities laws or other applicable law, the Committee may delay the payment until the earliest date at which the Company reasonably anticipates that the making of such payment would not cause such violation.
F.    In the event the Company determines that the making of any payment of benefits under this Plan on the date specified hereunder would jeopardize the ability of the Company to continue as a going concern, the Committee may delay the payment of benefits under this Plan until the first calendar year in which the payment of benefits would not have such effect.
G.    In the event of administrative necessity, the payment of benefits under this Plan may be delayed up to the later of the last day of the calendar year in which payment would otherwise be made or the 15th day of the third calendar month following the date on which payment would otherwise be made. Further, if, as a result of events beyond the control of the Participant (or following the Participant’s death, the Participant’s spouse or beneficiary), it is not administratively practicable for the Committee to calculate the amount of benefits due to Participant as of the date on which payment would otherwise be made, the payment may be delayed until the first calendar year in which calculation of the amount is administratively practicable.
H.    Notwithstanding the foregoing provisions, if the period during which payment of benefits hereunder will be made occurs, or will occur, in two calendar years, the Participant shall not be permitted to elect the calendar year in which the payment shall be made.
I.    The Company may establish a Trust under which the Company may fund an amount that, on the same actuarial basis employed with respect to the funding of the Qualified Plan, is expected to provide funds equal to the sum of the expected benefits under this Plan. The Company may augment the funds in the Trust from time to time as deemed appropriate. The assets of the Trust shall at all times be subject to levy by the Company’s general creditors and Participants of this Plan shall have no greater right to the Trust assets than other unsecured general creditors of the Company.

SECTION 6
RIGHTS OF PARTICIPANTS
A.    For purposes of clarification, and in accordance with the current and prior administration of this Plan, each Participant shall have a vested right to benefits provided by this Plan only if and when the Participant has a vested right to benefits under the Qualified Plan.
B.    No right or interest of any Participant in the Plan shall be assignable or transferable, otherwise than by will or the laws of descent or pursuant to a beneficiary designation, nor shall such right or interest be subject to any lien directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge and bankruptcy.
SECTION 7
AMENDMENT AND DISCONTINUANCE
A.    This Plan may be amended at any time in the sole discretion of the Committee or the Board by written resolution, provided such amendment complies with applicable laws including Code Section 409A and the Regulations promulgated thereunder. No such amendment shall affect the time of distribution of any benefit payable hereunder earned prior to the effective date of such amendment except as the Committee or the Board may determine to be necessary to carry out the purpose of the Plan. Written notice of any such amendment shall be given to each Participant. In addition, no such amendment shall make an irrevocable Trust, if any, revocable.
B.    The Plan may be terminated at any time in the sole discretion of the Committee or the Board by a written instrument executed by its members. Upon termination, the Plan may be liquidated in accordance with one of the following:
(a)    the termination and liquidation of the Plan within twelve (12) months of a complete dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A); provided that the amounts deferred under this Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Plan is terminated; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable;
(b)    the termination and liquidation of the Plan pursuant to irrevocable action taken by the Committee or the Company within the thirty (30) days preceding or the twelve (12) months following a change in control event (as such term is defined in Section 1.409A-3(i)(5) of the Regulations); provided that all Aggregated Plans are terminated and liquidated with respect to each Participant that experienced the change in control event, so that under the terms of the termination and liquidation, all such Participants are required to receive all amounts of deferred compensation under this Plan and any other Aggregated Plans within twelve (12) months of the date the Committee or the Company irrevocably takes all necessary action to terminate and liquidate this Plan, and the Committee or the Company, as the case may be, irrevocably takes all necessary action to terminate and liquidate such other Aggregated Plans; or

(c)    the termination and liquidation of the Plan, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Company’s financial health; (2) the Company or the Committee, as the case may be, terminates and liquidates all Aggregated Plans; (3) no payments in liquidation of this Plan are made within twelve (12) months of the date the Committee or the Company irrevocably takes all necessary action to terminate and liquidate this Plan, other than payments that would be payable under the terms of this Plan if the action to terminate and liquidate this Plan had not occurred; (4) all payments are made within twenty four (24) months of the date on which the Committee or the Company irrevocably takes all action necessary to terminate and liquidate this Plan; and (5) the Company does not adopt a new Aggregated Plan at any time within three (3) years following the date on which the Committee or the Company, as the case may be, irrevocably takes all action necessary to terminate and liquidate the Plan.
C.    In the event the Committee or Board amends or terminates this Plan, the Company shall be liable for any benefits that shall have accrued under this Plan to those persons who are eligible under Section 3 as of the date of such amendment or termination and the amount of such accrued benefits to be determined as though the Participant’s Separation from Service had occurred on the date of such amendment or termination.
SECTION 8
ADMINISTRATION
A.    This Plan shall be administered by the Plan Administrator as an unfunded plan which is not intended to meet the qualification requirements of Section 401 of the Code. The Plan Administrator shall have full power to construe and interpret the Plan, and the Plan Administrator’s decisions in all matters involving the interpretation and application of this Plan shall be conclusive. The claims procedure of the Qualified Plan shall apply to this Plan.
B.    This Plan is intended to comply with the requirements of Section 409A of the Code and the Regulations and other guidance issued thereunder. Accordingly, the provisions of this Plan shall be interpreted to the extent necessary to comply with such requirements.
C.    This Plan shall at all times be maintained by the Company and administered by the Plan Administrator as a plan wholly separate from the Qualified Plan.
SECTION 9
ADDITIONAL BENEFIT
In addition to the purpose of Section 1 of this Plan, this Section shall, for individuals who are (or may be later) specifically named by resolution of the Board of Directors of the Company, increase the benefit determined under Section 4(a) of this Plan by including in the benefit calculation all of the individual’s service with the Company (and its predecessors) from the date of the individual’s initial participation in the Qualified Plan until the individual’s Separation from Service and disregarding any breaks in service occurring before January 1, 1990; provided, however, that each named individual shall be entitled to an additional benefit derived from this Section only if the individual’s employment with the Company continues until or after the date he or she attains age 62.

Each individual who is specifically named by resolution of the Board of Directors of the Company to be entitled to the benefit established by this Section shall receive such benefits upon the condition that during the period such individual is entitled to payments of deferred compensation under this Section, he will not directly or indirectly enter into or engage in any banking or related businesses in the geographic area served by the Company either as an individual on his own account, as a partner or joint venturer, as an employee or agent, or as an officer or director of a competing organization.
The Committee may, in its sole discretion and by way of a resolution, waive or modify the age 62 employment requirement and the noncompetition requirement for any named individual as well as any other restrictions imposed on the individuals by the provisions hereof. Any additional benefit derived from this Section shall be treated as a benefit payable under Section 4 for the purpose of Sections 4, 5, 6, and 7 of this Plan.
SECTION 10
BENEFITS PROVIDED UNDER SEPARATE AGREEMENT
Notwithstanding any provision of this Plan to the contrary, the Company may provide benefits under this Plan in accordance with one or more separate written agreements with an individual, provided the terms of such agreement(s) state that such benefits shall be paid from this Plan. The benefits provided under this Plan in accordance with such agreement(s) shall be paid in the same manner as benefits provided under Section 4 hereof and shall be subject to all provisions of this Plan, unless otherwise specifically provided in such agreement(s).

ORIGINAL BOARD APPROVAL: NOVEMBER 18, 1994
AMENDED AND RESTATED COMMITTEE AND BOARD APPROVAL: NOVEMBER 18, 2008, EFFECTIVE DECEMBER 31, 2008
FURTHER AMENDED AND RESTATED COMMITTEE APPROVAL: MARCH 24, 2009, EFFECTIVE JANUARY 1, 2009
FURTHER AMENDED AND RESTATED BOARD APPROVAL: OCTOBER 13, 2016, EFFECTIVE JANUARY 1, 2017
FURTHER AMENDED AND RESTATED COMMITTEE AND BOARD APPROVAL: JANUARY 24, 2017, EFFECTIVE JANUARY 1, 2017